Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DIGITAL BRANDS GROUP, INC.

(a Delaware corporation)

DIGITAL BRANDS GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST:         The name of the Corporation is Digital Brands Group, Inc. The original Certificate of Incorporation of the Corporation was filed on January 20, 2013. The Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed on May 18, 2021 (the "Current Certificate").

SECOND:    Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted by unanimous written consent dated August 31, 2022, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved by affirmative vote at a meeting held on October 13, 2022, the amendment to the Current Certificate set forth in this Certificate of Amendment.

THIRD:        Pursuant to Section 242 of the DGCL, the first sentence of the first paragraph of Article Fourth of the Current Certificate is hereby amended and restated as follows:

Upon this Certificate of Amendment of Certificate of Incorporation (this "Certificate of Amendment") becoming effective pursuant to the DGCL, the total number of shares of capital stock which the Corporation has authority to issue is 1,010,000,000 consisting of: 1,000,000,000 shares of Common Stock, par value $0.0001 per share ("Common Stock"); and 10,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock").

FOURTH:    This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officers this 13th day of October, 2022.

DIGITAL BRANDS GROUP, INC.

By:	/s/ John Hilburn Davis, IV
John Hilburn Davis, IV
Chief Executive Officer